Exhibit 99.1

NEWS RELEASE

CONTACT:	Marty McKenna	FOR IMMEDIATE RELEASE
	(312) 928-1901	SEPTEMBER 6, 2007

EQUITY RESIDENTIAL ANNOUNCES RESIGNATION OF CFO
DONNA BRANDIN

CHICAGO, IL — September 6, 2007 - Equity Residential (NYSE: EQR), today announced that Donna Brandin, the company’s Executive Vice President and Chief Financial Officer (CFO), has resigned effective September 14, 2007.  Ms. Brandin is resigning in order to pursue other professional and personal interests, not as a result of any disagreement with the company regarding financial or accounting practices.

The company will immediately conduct a search for a replacement CFO.  John G. Lennox, 53, a Senior Vice President of the company, will serve as interim CFO.  Mr. Lennox has held a variety of positions in his more than 23 years at Equity Residential and its predecessor companies including Controller, Senior Vice President of Finance and Administration and, currently, Senior Vice President of Financial Planning and Analysis.

“Donna has made many valuable contributions to our company over the past three years, for which we are grateful,” said David J. Neithercut, Equity Residential’s President and CEO. “She leaves behind a very strong management team, which will ensure a smooth transition.”

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 605 properties totaling 160,953 apartment units. For more information on Equity Residential, please visit our website at www.equityresidential.com.

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